Dynamic Ventures Corporation announces outlook for its Native American Division

Contact:

Dave Brown

Phone number 480-968-0207

email dave@bbsiaz.com

Scottsdale, AZ (PR newswire) August 24th, 2010 Dynamic Ventures Corporation (OTCBB: DYNV), soon to be renamed Bundled Builder Solutions, Inc. (BBSI), has developed a design-build approach to housing with long-term green, energy-efficient, durable construction products in three different home models designed to address Native American needs. The Native American Division of BBSI is the exclusive building services provider for Tribal Building Solutions, LLC. Many tribes responded enthusiastically to the concept, including the Jicarilla Apache, Southern Ute, Ute Mountain, Nambe Pueblo, in New Mexico as well as the Navajo, Hopi, and San Carlos Apache in Arizona.

Upon the successful completion of a pilot project for the Jicarilla Apache Nation through Tribal Building Solutions, LLC, BBSI began final schedules and plans for home construction targeted to start in fall 2010. Other projects in the planning phase could include  the land development for and construction of  400-homes throughout the community, a Game and Fish Building and a multi-family housing project – all part of a five-year residential and commercial development plan.

The Native American Division is projected to generate $11 million in 2011 and nearly $23 million in revenue for 2012, with additional revenue and profit growth into 2013.

BBSI expects to leverage the success of its Native American Division by expanding to other Native American markets. Management plans to continue to develop relationships with Native American-owned companies and address tribal housing needs across the country.

“We are very proud of our current and growing relationship with Tribal Building Solutions and the Native American markets” stated DYNV CEO Paul Kalkbrenner, “The green approach that they taking to their residential and commercial construction needs is a perfect blend with our own corporate mandate.”

About The Company:

Dynamic Ventures Corporation, soon to be renamed Bundled Builder Solutions, Inc., develops and markets efficient construction solutions for residential and commercial buildings.  Its EZ-Build subsidiary offers a turnkey solution enabling the firm to custom design, manufacture and install complete LEED certified structures. The overall energy efficient, affordable, green, easy and quick construction approach offered by the EZ-Build system is unique in the industry.

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

For information on Dynamic Ventures Corp or the EZ-Build system, visit www.ez-build.com or www.bbsiaz.com